Exhibit 99.B(d)(74)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

NFJ Investment Group, LLC

As of December 22, 2009, as amended December 5, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	NFJ Investment Group, LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Charles H. Field

Name:	Name:

Stephen Beinhacker	Charles H. Field

Title:	Title:

Vice President	Chief Legal Officer